Exhibit 99.1

Porter Bancorp, Inc. Declares 5% Stock Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 19, 2010--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its Board of Directors declared a 5% stock dividend. The dividend will be payable on December 14, 2010, to shareholders of record as of December 5, 2010. Fractional shares arising from the stock dividend will be rounded up to the nearest whole share and will be credited to shareholders.

“We are pleased to reward shareholders with the dividend shares and believe the additional shares will contribute to increased trading activity and liquidity in our stock,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “As a result of the stock dividend, our outstanding common shares will increase by approximately 564,081 to 11,845,706.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.7 billion in assets as of September 30, 2010. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800